RESTRICTED STOCK AWARD AGREEMENT FOR
              THE 1993 RESTRICTED STOCK AWARD PLAN
                               FOR
        ALEXANDER ENERGY CORPORATION AND ITS SUBSIDIARIES


          THIS RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") entered into as of this ____ day of _________, 1993, by and between Alexander Energy Corporation, an Oklahoma corporation (the "Company"), and ______________ (the "Participant");

                       W I T N E S S E T H:

          WHEREAS, the Participant is a key management employee or key professional employee of the Company; and

          WHEREAS, the Company desires to encourage the Participant to remain in the employ of the Company in the future; and

          WHEREAS, the Board of Directors of the Company has adopted the 1993 Restricted Stock Award Plan for Alexander Energy
Corporation and Its Subsidiaries (the "Plan"); and

          WHEREAS, in consideration of the premises and the mutual promises and covenants herein contained, the Company desires to provide the Participant the opportunity to acquire shares of voting common stock of the Company in exchange for the Participant's performing future services for the Company.

          NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

          1. The Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award.

          2. Grant of Award. The Company hereby grants to the Participant an award (the "Award") of ____________________
(_____) shares of Company common stock (the "Stock") on the terms and conditions set forth herein and in the Plan.

          3.   Terms of Award.

               (a) Vesting and Release of Shares. Certificates representing the shares of Stock subject to the Award will be issued in the name of the Participant and will be delivered to __________________ as escrow agent (the "Agent"). Subject to the terms of the Plan, the Participant shall be deemed vested and entitled to receive the following number of the shares of Stock within the Award promptly following the expiration of the Anniversary Dates set forth below, provided (except as otherwise provided in Articles V and VI of the Plan) that such Participant has at all times remained in the full-time and continuous employment of the Company or any of its Subsidiaries (as defined in the Plan) for the entire twelve (12) month period immediately preceding each applicable Anniversary Date:
                                              Number of Shares of
                                            Stock Within an Award
          Anniversary Date                      To Be Distributed

          June 30, 1994
          June 30, 1995
          June 30, 1996
          June 30, 1997
          June 30, 1998
          June 30, 1999
                                        Total


          Except as provided in the Plan, in the event the Participant terminates employment for any reason whatsoever prior to an Anniversary Date, then, all remaining shares of Stock which have not yet been distributed shall be absolutely forfeited and the Participant shall have no further interest therein of any kind whatsoever.

               (b) Change of Control. Subject to the terms of the Plan and notwithstanding the provisions of Paragraph 3(a) hereof, the Participant shall be deemed vested and entitled to receive all remaining shares of Stock which have not yet been distributed upon a Change of Control of the Company, as such term is defined in
Article VI of the Plan.

          4. Legends. The shares of Stock which are the subject of the Award shall be subject to the following legend:

          "THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERRABLE ONLY IN ACCORDANCE
          WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT FOR THE 1993 RESTRICTED STOCK AWARD PLAN FOR ALEXANDER ENERGY CORPORATION AND ITS SUBSIDIARIES DATED THE ____ DAY OF _______, 1993. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF
          SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE
          SECRETARY OF ALEXANDER ENERGY CORPORATION.

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
          BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACT. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (1) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE
          STATE SECURITIES ACT OR (2) ALEXANDER ENERGY CORPORATION SHALL HAVE BEEN FURNISHED AND OPINION OF COUNSEL, SATISFACTORY TO ALEXANDER ENERGY CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY OF SUCH ACTS."

          5. Delivery by the Agent. As promptly as is practicable after the expiration of the appropriate distribution dates specified in Paragraph 3(a) hereof or upon a Change of Control of the Company as provided in Paragraph 3(b) hereof, the Agent will deliver to the Participant a certificate or certificates evidencing the number of shares of Stock to which he is entitled. Such certificate(s) shall be issued in the Participant's name.

          6. Nontransferability of Award. With respect to unvested shares of Stock held by the Agent, the Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge such unvested shares of Stock or any interest therein in any manner whatsoever.

          7. Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in writing, shall be deemed to have been made if personally delivered in return for a receipt, or if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at the following address:





or such other address as the Participant may advise the Company in writing. The date of personal delivery shall be the date of giving notice, or if made by mail in the manner prescribed above, notice shall be deemed to have been given three (3) business days after the date of mailing.

          8. Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.

          9. Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

          10. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


"COMPANY"                     ALEXANDER ENERGY CORPORATION, an
                              Oklahoma corporation


                              By
                                                        President


"PARTICIPANT"

                                      PARTICIPANT